Exhibit 99.1

CONTACT:	Irene Broussard 805-745-7750	Director, Investor Relations

CKE RESTAURANTS, INC. ANNOUNCES INTEREST RATE REDUCTION ON CREDIT FACILITY

CARPINTERIA, Calif. – Nov 10, 2004 – CKE Restaurants, Inc. (NYSE: CKR) announced today the repricing of its credit facility. The repricing, which is effective November 4, 2004, is a direct result of the Company’s improved financial performance and significant debt reduction. The repricing includes an across-the-board 25 basis point reduction in the interest rate the company will pay for borrowings and letters of credit under its credit facility. As a result of the new pricing, the Company’s term loan, which had a balance of $230 million on June 2, 2004 and presently has a balance of $149.6 million, will bear interest at LIBOR plus 275 basis points. The revolving portion of the credit facility, which currently has a zero balance, will bear interest at LIBOR plus 250 basis points. The company also has approximately $65 million in letters of credit outstanding, which will now incur fees of 250 basis points per annum. The Company has the potential to further reduce the interest rate on all components of the credit facility by an additional 25 basis points by meeting certain financial covenants.

Ted Abajian, executive vice president and chief financial officer commented, “The interest rate reduction is clear evidence of the level of confidence our lenders continue to have in our overall financial position. This repricing comes only 5 months after the restructure of our credit facility.”

Clark King, managing director for BNP Paribas, lead arranger and administrative agent for the credit facility commented, “BNP Paribas is very proud of the long term relationship we have enjoyed with CKE. The Company has continued to make significant strides in terms of improving both its operating and financial results and we are pleased to support this well earned interest rate reduction.”

As of the end of the second quarter on Aug. 9, 2004, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,206 franchised or company-owned restaurants in 44 states and in 13 countries, including 1,016 Carl’s Jr. restaurants, 2,067 Hardee’s restaurants and 105 La Salsa Fresh Mexican Grill® restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ abilities to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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